Exhibit 10.a


                         STOCK PURCHASE OPTION AGREEMENT


                                  BY AND AMONG


                        ANGLOGOLD (JERRITT CANYON) CORP.
                                       AND
                      ANGLOGOLD NORTH AMERICA INC., Seller

                                       AND

                     LEADVILLE MINING & MILLING CORPORATION
                                       AND
              LEADVILLE MINING & MILLING HOLDING CORPORATION, Buyer






                        Dated Effective December 15, 2000

     THIS STOCK PURCHASE OPTION AGREEMENT (the "Agreement") is made effective as of the 15th day of December, 2000, (the "Effective Date") by and among AngloGold (Jerritt Canyon) Corp. , a Delaware corporation and AngloGold North America Inc., a Colorado corporation, (collectively "Seller"), and Leadville Mining & Milling Corporation, a Nevada corporation, and Leadville Mining & Milling Holding Corporation, a Nevada corporation, (collectively, "Buyer"). Seller and Buyer are sometimes individually referred to herein as a "Party" and sometimes collectively as the "Parties."

                                   WITNESSETH

     WHEREAS, Seller owns 100% of the issued and outstanding shares of the capital stock of Minera Chanate, S.A. de C.V., a Mexican corporation incorporated by means of public instrument number 18,820, executed on September 17, 1999, before Mr. Jose Maria Morera Gonzalez, Notary Public 102 of the Federal District, registered with the Public Registry of Commerce of the Federal District, under mercantile folio 229861 on November 4, 1997, and with the Mexican Public Mining Registry under number 14, pages 18 front to 20 back, volume XXXV, book of Mining Corporations on January 30, 1998 ("Minera Chanate"), consisting of 4,850,000 shares ("Chanate Shares"); and

     WHEREAS, Buyer desires to obtain from Seller the exclusive option to purchase all of the Chanate Shares from Seller, and Seller desires to grant such an option to Buyer, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I

                                 THE TRANSACTION

     Section 1.1 Grant of Option and Purchase and Sale.

     Section 1.1.1 Grant of Option. Seller hereby grants to Buyer the exclusive and irrevocable option to purchase the Chanate Shares (the "Option"). The Option must be exercised, if at all, on or before the end of the Due Diligence Period (as defined in Section 1.1.3 below).

     Section 1.1.2 Purchase Price. Subject to the terms and conditions of this Agreement, if Buyer timely exercises the Option, Seller hereby agrees to sell, transfer, assign and convey to Buyer on the Closing Date, as hereinafter defined, all of the Chanate Shares, and Buyer hereby agrees to purchase all of the Chanate Shares from Seller and to pay Seller the following (collectively the "Purchase Price"):

     (a) On or before one year following the Effective Date, Buyer shall pay Seller the sum of Fifty Thousand Dollars (US$50,000; all further references to dollars in this Agreement shall be to United States dollars).

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


     (b) Following the commencement of production of Products (as defined in Schedule 1.1.2) from any portion of the property described on Schedule
     2.2.11 (the "Property") Buyer shall pay Seller an additional sum, to be designated by Seller prior to the Closing Date and not to exceed Eighteen Million Eighteen Thousand Three Hundred Fifty Five Dollars (US$18,018,355), payable as follows:

          (i) Buyer shall pay to Seller payments based upon production of Products equal to the following percentage of "Net Returns," as defined in Schedule 1.1.2(b)(i):

                        Gold Price (US$)                            NSR
                        ----------------                            ---
                        Less than US$300/oz.                         2%
                        $300/oz. to US$350/oz                        3%
                        Greater than US$350/oz                       4%

     (ii) Buyer shall pay to Seller payments based upon production of Products from the Property equal to ten percent (10%) of "Net Profits," as defined in Schedule 1.1.2(b)(ii); provided, however that such payments shall in no event exceed in the aggregate the amount of US$1,000,000.

Each of the components of Purchase Price based upon production of Products from the Property set forth in Sections 1.1.2(b)(i) and (b)(ii) are contractual obligations of Buyer, shall automatically terminate upon aggregating to a total amount to be designated by Seller prior to the Closing Date, but in no event exceeding $18,018,355 (or upon Seller's exercise of its Back-In Option as described in Section 6.7), and are not and shall not be construed to be royalty payments. Notwithstanding the foregoing, if any withholding tax is determined to be payable to the Mexican government or any other jurisdiction on such payments, the full and timely payment of such tax shall be the obligation of Buyer, but the amount of any such tax paid by Buyer shall not be offset against the amount due Seller hereunder. The obligation to pay that portion of the Purchase Price set forth in Section 1.1.2(b)(i) shall be an obligation running with the Concessions (as defined in Section 1.1.5); provided, however, that Buyer or Minera Chanate shall no longer be responsible for making such payments for any Concessions that are dropped (and not subsequently reacquired by Buyer or Minera Chanate or a related third party) or conveyed to an unrelated third party in a bona fide arms-length transaction. The obligation to pay that portion of the Purchase Price set forth in Section 1.1.2(b)(ii) shall not apply to any Concessions sold by Buyer or Minera Chanate to an unrelated third party in a bona fide arms-length transaction.

     Section 1.1.3 Due Diligence Period. In consideration of the Five Thousand Dollars (US$ 5,000) paid by Buyer to Seller prior to the Effective Date (the receipt of which is hereby acknowledged) and the other consideration set forth in Sections 1.1.5 and 1.1.6, Buyer shall have the exclusive right for the period beginning on the date of execution of this Agreement and ending ninety (90) days thereafter (the "Due Diligence Period") to conduct such investigations and analyses as it deems necessary and appropriate, in its sole discretion, to determine whether Buyer wishes to exercise its Option to purchase the Chanate Shares on the terms herein provided. During the Due Diligence Period, Buyer shall have reasonable access to inspect all records and data of Minera Chanate, and, to the extent Seller is authorized to provide such access, to the Property. Buyer understands that Minera Chanate does not have any employees. Buyer shall have the right, at its sole cost, to take samples directly from the Property, including portions of existing drill core and drill cuttings, for the purpose of checking assays, metallurgical testing and any other testing that Buyer deems appropriate. All data and information made available by Seller to Buyer hereunder or obtained or generated by Buyer concerning Minera Chanate or the Property shall be maintained confidential by Buyer and shall not be disclosed to any third party without Seller's prior written consent (which consent shall not be unreasonably withheld), except for consultants and financial advisors of Buyer who agree to be bound by the terms hereof, and except to the extent disclosure is required by law or stock exchange rule. The parties hereby acknowledge and agree that this Agreement will constitute a material contract for Buyer, and as such will be disclosed and attached to documents Buyer files with the United States Securities Exchange Commission or otherwise makes public under U.S. securities laws.

     Section 1.1.4 Notice to Proceed or Terminate. On or before 5:00 p.m. Denver, Colorado time on the last day of the Due Diligence Period, Buyer shall notify Seller in writing either that it (a) elects to purchase the Chanate Shares on the terms herein provided, or (b) elects not to purchase the Chanate Shares on the terms herein provided. If Buyer elects to purchase the Chanate Shares, Buyer shall specify a Closing Date, as referred to in Section 5.1, which shall be not more than thirty (30) days following the date of the notice. If Buyer fails to make the election provided for in this Section 1.1.4, or if notice of such election is not timely received by Seller, Buyer shall be deemed to have chosen to purchase the Chanate Shares on the terms herein provided, and Seller shall specify a Closing Date reasonably satisfactory to Buyer. If Buyer elects not to purchase the Chanate Shares on the terms herein provided, this Agreement shall terminate, as provided in Section 7.2.

     Section 1.1.5 Buyer's Obligations for 2001 Holding Costs. As partial consideration for the rights granted to Buyer pursuant to Section 1.1.3, Buyer shall be liable for the payment of all Holding Costs for the year 2001 in respect of the Property. As used herein, the term "Holding Costs" means all payments required to be made to the Mexican Secretaria de Hacienda y Credito Publico and thereafter filed with the Secretaria de Economia in January 2001 and July 2001 in order to maintain each of the concessions comprising a portion of the Property (the "Concessions") in good standing as valid concessions under the laws of Mexico (or equivalent termination payments if any such Concessions are dropped prior to July of 2001). A schedule of those Holding Costs is attached as
Schedule 1.1.5 hereto. The term "Holding Costs" also includes full compliance with any filing or other documentary requirements in connection with those payments to maintain the Property in good standing as valid concessions under the laws of Mexico. Seller hereby acknowledges receipt of a check from Buyer in the amount of $126,600, which funds the Parties agree are to be utilized by Seller only for the payment of Holding Costs. The Parties acknowledge and agree that Seller has arranged for $68,000 to be allocated to the payment of Holding Costs due during January 2001, and Seller has arranged and is responsible for the timely payment of those Holding Costs and full and timely compliance with any filing or other documentary requirements associated therewith (evidence of which shall be provided to Buyer as soon as reasonably practicable after the date such payments are due).


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

     The Parties agree that, if Buyer timely exercises the Option, upon written notice from Buyer, Seller shall forward $58,600 to an address or account designated by Buyer, such funds to then be utilized by Buyer only for the payment of Holding Costs due during July 2001. Buyer shall arrange for the timely payment of the entire amount of Holding Costs due by the end of July of 2001 and full and timely compliance with any filing or other documentary requirements associated therewith (evidence of which shall be provided to Seller at least three business days prior to the date such payments are due).

     Section 1.1.6 Indemnification. Except to the extent arising from Seller's gross negligence or willful misconduct, Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all actual out-of-pocket damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees and expenses) arising from or related to Buyer's or its representatives' activities or presence on the Property during the Due Diligence Period.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Section  2.1  Buyer's   Representations   and   Warranties.   Each  of  the
corporations comprising Buyer hereby jointly and severally represents and warrants to Seller as of the Effective Date (which representations and warranties shall remain true and correct as of and through the Closing Date) as set forth below: Section 2.1.1 Due Organization. Buyer consists of two (2) corporations, each of which is duly incorporated, validly existing and in good standing, under the laws of the jurisdiction(s) in which it was formed.

     Section 2.1.2 Due Authorization. Each of the corporations comprising Buyer has the full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the corporations comprising Buyer, the consummation of the transactions contemplated hereby, and the performance by each of the corporations comprising Buyer of all of its obligations under this Agreement have been duly authorized and approved by such corporation. This Agreement has been executed and delivered by duly authorized officers of each of the corporations comprising Buyer.

     Section 2.1.3 Enforceability. This Agreement constitutes the legal, valid and binding obligation of each of the corporations comprising Buyer, enforceable against each such corporation in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors' rights, or by general equitable principles.

     Section 2.1.4 No Conflict. Neither the execution and delivery of this Agreement by either of the corporations comprising Buyer, nor the consummation by either such


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


corporation of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificates of incorporation, articles of incorporation, by-laws, or other organizational instruments of either of the corporations comprising Buyer, any law applicable to it or any of its properties or assets, or any order, writ, injunction, judgment or decree of any governmental authority or any arbitration award applicable to it or its properties or assets.

     Section 2.1.5 No Contract Conflict. Neither the execution and delivery of this Agreement by either of the corporations comprising Buyer, nor the consummation by either such corporation of the transactions contemplated hereby will conflict with, or result in a breach of or give rise to a default or violation on the part of such corporation under any obligation, lease, license, agreement, contract, plan, or other arrangement to which it is a party or by which it is bound.

     Section 2.1.6 No Litigation Conflict. There is no action, suit or proceeding pending or, to the knowledge of either of the corporations comprising Buyer, threatened against or affecting either of the corporations comprising Buyer or any of its properties or assets, at law or in equity, or before any governmental authority, which would be reasonably likely to interfere with such corporation's ability to consummate this Agreement or the transactions contemplated hereby.

     Section  2.1.7   Regulatory   Approvals  and  Third  Party   Consents.   No
governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by either of the corporations comprising Buyer from any governmental authority or any third party in connection with the execution, delivery and performance by such corporation of this Agreement or the transactions contemplated hereby.

     Section 2.1.8 Investment Intent. If the Option is exercised, each of the corporations comprising Buyer will be acquiring the Chanate Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing, or otherwise disposing of the Chanate Shares. Each of the corporations comprising Buyer is capable of evaluating the merits and risks of its investment, has the capacity to protect its own interests, and has the financial ability to bear the economic risks of the investment.

     Section 2.1.9 No Commissions. Neither of the corporations comprising Buyer has retained any broker, investment banker or other person or entity entitled to any commission or similar compensation in connection with this Agreement or the
transactions   contemplated   by   this   Agreement.

     Section  2.2  Seller's   Representations   and  Warranties.   Each  of  the
corporations comprising Seller hereby jointly and severally represents and warrants to Buyer as of the Effective Date (which representations and warranties shall remain true and correct as of and through the Closing Date) as set forth below:

     Section 2.2.1 Due Organization. Seller consists of two (2) corporations, each of which is duly incorporated, validly existing and in good standing, under the laws of the jurisdictions in which it was formed.

     Section 2.2.2 Due Authorization. Each of the corporations comprising Seller has the full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the corporations comprising Seller, the consummation of the transactions contemplated hereby, and the performance by each of the corporations comprising Seller of all of its obligations under this Agreement have been duly authorized and approved by such corporation. This Agreement has been duly executed and delivered by duly authorized officers of each of the corporations comprising Seller.

     Section 2.2.3 Enforceability. This Agreement constitutes the legal, valid and binding obligation of each of the corporations comprising Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors' rights, or by general equitable principles.

     Section 2.2.4 No Conflict. Neither the execution and delivery of this Agreement by either of the corporations comprising Seller, nor the consummation by either of the corporations comprising Seller of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificates of incorporation, articles of incorporation, by-laws of such corporation, any law applicable to it or its properties or assets, or any order, writ, injunction, judgment or decree of any governmental authority or any arbitration award applicable to it or its properties or assets.

     Section 2.2.5 No Contract Conflict. Neither the execution and delivery of this Agreement by either of the corporations comprising Seller, nor the consummation by either such corporation of the transactions contemplated hereby, will conflict with or result in a breach of or give rise to a default or violation on the part of such corporation under any obligation, lease, license, agreement, contract, plan, or other arrangement to which it is a party or by which it is bound.

     Section 2.2.6 No Litigation Conflict. There is no action, suit or proceeding pending or, to the knowledge of either of the corporations comprising Seller, threatened against or affecting either such corporation or any of its properties or assets, at law or in equity, or before any governmental authority, which would be reasonably likely to interfere with its ability to consummate this Agreement or the transactions contemplated hereby.


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

     Section  2.2.7   Regulatory   Approvals  and  Third  Party   Consents.   No
governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by either of the corporations comprising Seller from any governmental authority or any third party in connection with the execution, delivery and performance by it of this Agreement or the transactions contemplated hereby.

     Section 2.2.8 Title to Stock. Each of the corporations comprising Seller has good and valid title to those of the Chanate Shares shown on the records of Minera Chanate to be owned by it, 4,849,999 by AngloGold (Jerritt Canyon) Corp. and one by AngloGold North America Inc., free and clear of any encumbrance, and has the right, power, authority and capacity to sell and transfer such Chanate Shares to Buyer in the manner provided herein, free and clear of any encumbrance. The Chanate Shares are not subject to any voting trust or voting agreement, nor is any proxy in effect with respect to any of the Chanate Shares. The Chanate Shares represent all of the issued and outstanding shares of capital stock of Minera Chanate.

     Section 2.2.9 Articles of Incorporation, Bylaws. The Articles of Incorporation and By-Laws of Minera Chanate, which will be made available to Buyer for its inspection as soon as reasonably practicable following the date of execution of this Agreement, are complete and correct, have not been amended since the Effective Date, and are in full force and effect.

     Section 2.2.10 Financial Statements. Attached as Schedule 2.2.10 are the existing statements of assets and liabilities of Minera Chanate as of and for the years ended December 31, 1997, December 31, 1998 and December 31, 1999 (collectively, the "Financial Statements"). To the best of Seller's knowledge, the Financial Statements present fairly and accurately, in all material respects, the assets, liabilities, expenses and financial condition of Minera Chanate at December 31, 1997, 1998 and 1999, and its operating revenues and direct expenses and cash flows for each of the three years ended December 31, 1997, 1998 and 1999, in conformity with Mexican generally accepted accounting principles consistently applied.

     Section 2.2.11 Real Property and Mining Concessions.  The attached Schedule
2.2.11 lists all real property interests ("Real Property") and mining concessions held or to be held by Minera Chanate prior to the Closing. To the best of the knowledge of each of the corporations comprising Seller, Minera Chanate holds title to the Real Property and to each of those Concessions free and clear of all claims, liens, encumbrances and defects arising by, through or under it or either of those corporations. To the best of knowledge of each of the corporations comprising Seller, Minera Chanate has performed all actions and made all payments necessary to keep each of the Concessions identified on
Schedule 2.2.11 in good standing under the Mexican Mining Law ("Ley Minera"), the Regulations of the Mining Law ("Reglamento de la Ley Minera"), and the administrative rules derived therefrom, through the date of execution of this Agreement.

     Section 2.2.12 Environmental Compliance. To the best of knowledge of each of the corporations comprising Seller, (a) Minera Chanate is in material compliance with all applicable environmental laws, and (b) there are no (i) adverse environmental conditions at any of the Concessions or any other portion of the Property, or (ii) administrative proceedings for environmental issues pending before any Mexican authorities with jurisdiction.


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

     Section 2.2.13 Compliance with Laws. To the knowledge of each of the corporations comprising Seller, Minera Chanate is in material compliance with all laws, rules and regulations of all governmental authorities applicable to its existence, business, operations and assets.

     Section 2.2.14 Licenses, Permits, Approvals. To the knowledge of each of the corporations comprising Seller, Minera Chanate possesses all licenses, permits and governmental approvals and authorizations which are required in order to operate its business as currently operated.

     Section 2.2.15 Minera Chanate Assets and Liabilities. To the best of the knowledge of each of the corporations comprising Seller, Minera Chanate (a) owns no assets other than the Real Property and the Concessions, (b) is subject to no liabilities or obligations other than those imposed by law in connection with the maintenance of the Concessions, property taxes payable on the Real Property, or as reflected in the Financial Statements, (c) has no employees, (d) to the extent it had employees in the past, has paid those former employees the severance and other amounts required by applicable Mexican labor laws, and (e) has not entered into any oral or written agreements (other than those set forth on Schedule 2.2.15).

     Section 2.2.16 No Commissions. Neither of the corporations comprising Seller has retained any broker, investment banker or other person or entity entitled to any commission or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement.

     Section 2.2.17 Capitalization. The authorized capital stock of Minera Chanate consists of 4,850,000 shares of common stock, no par value, all of which have been issued and are outstanding. All of the Chanate Shares have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive right, were not issued in violation of the terms of any agreement or other understanding binding upon Minera Chanate, Seller or, to the knowledge of Seller, any other person, and were issued in compliance with all applicable securities laws. There are no securities convertible into or exchangeable for the stock of Minera Chanate, and there are no outstanding securities, options, warrants, rights, agreements, calls, subscriptions, commitments, demands or understandings of any character whatsoever, fixed or contingent, that directly or indirectly (a) call for the issuance, sale or other disposition of any capital stock of Minera Chanate; (b) obligate Seller or Minera Chanate to grant, offer or enter into any of the foregoing; or (c) relate to the voting or control of any capital stock of Minera Chanate.

     Section 2.2.18 Constitutional Documents; Agreements. The constitutional documents, minute books, capital variations book and stock record book (ledger) of Minera Chanate, which will be made available for Buyer's review as soon as reasonably practicable after the execution of this Agreement, are complete and correct in all material respects, and accurately reflect all formal actions of the shareholders or other owners and boards of directors or other governing bodies of Minera Chanate during its existence.

     Section 2.2.19 Royalties. Except as payable under the terms of this Agreement, there are no advance or production royalties payable in connection with the production of ores or minerals of any kind derived from the Property.

     Section 2.2.20 Absence of Changes or Events. Except as otherwise contemplated or permitted by this Agreement, since December 31, 1999 and through the date of execution of this Agreement, Minera Chanate has conducted its operations and maintained its assets and performed, paid and discharged its liabilities only in the ordinary course of business consistent with past practices, and no events or conditions have occurred or been discovered that are, individually or in the aggregate, reasonably expected to have a material adverse effect on Minera Chanate.

     Section 2.2.21 Bank Relationships. Schedule 2.2.21, to be delivered by Seller to Buyer at or prior to the Closing, sets forth: (a) the names of all banks and other financial institutions that are depositories of funds of Minera Chanate; (b) the names of all persons authorized to draw or sign checks or drafts upon such accounts; (c) the names and locations of any institutions in which Minera Chanate has safety deposit boxes or lockbox accounts; (d) the names of the persons having access to such safety deposit boxes or lockbox accounts; and (e) the names of all officers of Minera Chanate who, according to the records of banks or other lending institutions, are authorized and empowered to make any borrowings on behalf of Minera Chanate.

     Section 2.2.22 Powers of Attorney. Except as set forth on Schedule 2.2.22, there is no executed power of attorney to which Minera Chanate is a party that will remain in effect following the Closing Date.

     Section 2.2.23 Tax and Accounting Matters. Minera Chanate has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects, and all Taxes owed by Minera Chanate have been paid. The term "Tax Return" shall refer to any return, information return, or report with respect to Taxes. "Taxes" shall mean all national, provincial, local and foreign taxes, assessments, levies, and other governmental charges, including without limitation income, gross receipts, license, payroll, employment, severance, ad valorem, property, excise, stamp, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security (and similar taxes), unemployment, real property, personal property, sales, use, transfer, registration, value added, minimum, estimated taxes, together with any interest penalties, additions to tax and other assets thereon or related thereto. The assets of Minera Chanate are not subject to any encumbrances with respect to Taxes other than Taxes that are not yet due and payable. Minera Chanate is not a party to any tax allocation or tax sharing agreement, and has no liability for the Taxes of any other person as a transferee or successor, by contract, or otherwise. There is no material dispute or claim concerning Minera Chanate's liability for Taxes either (a) claimed or raised by any authority in writing, or (b) as to which Seller has any knowledge. Seller does not reasonably expect that any taxing authority will assess additional Taxes with respect to any Tax Returns have been filed by Minera Chanate. To the best of the knowledge of Seller, Minera Chanate has complied with all the accounting requirements of applicable Mexican tax and commercial laws.

                                  ARTICLE III

                            COVENANTS AND AGREEMENTS

     Section 3.1 Joint Covenants and Agreements.

     Section 3.1.1 Consents of Others. If Buyer elects to purchase the Chanate Shares as provided in Section 1.1.4, each Party shall thereafter use its reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, and to cooperate with the other in connection with the foregoing, to obtain all authorizations, consents and permits required of them to permit them to consummate the transactions contemplated by this Agreement.

     Section 3.1.2 Publicity. Subject to requirements of law and the applicable rule of any stock exchange and the provisions of Section 1.1.3, the Parties shall consult in advance of all public announcements in respect to the existence or subject matter of this Agreement. The content of any such announcements shall require the agreement of the Parties prior to publication, such agreement not to be unreasonably withheld or delayed.

     Section 3.2 Covenants and Agreements of Seller.

     Section 3.2.1 Ordinary Course of Business. Except as otherwise contemplated by this Agreement, as may be necessary to effect the transactions contemplated by this Agreement, until the Closing, the Seller shall ensure that Minera Chanate conducts its business in the ordinary course in a manner consistent with past practice.

     Section 3.2.2 Exclusivity. Until the Closing Date, unless this Agreement shall have been terminated pursuant to Article VII, Seller shall not and shall cause Minera Chanate and each of their respective officers, directors, employees, representatives and agents not to (a) directly or indirectly solicit, initiate, authorize the solicitation of, respond to or enter into any discussions with any person other than Buyer involving the possible acquisition of all or part of Minera Chanate or the Property; (b) enter into any transaction with any person, other than Buyer, involving the possible acquisition of all or part of Minera Chanate or the Property; or (c) participate in any discussions or negotiations or furnish any information to any person with respect to the possible acquisition of all or part of Minera Chanate or the Property.

     Section 3.2.3 Transfer of Concessions. Seller agrees, prior to the Closing, to cause its wholly-owned subsidiaries to convey to Minera Chanate all right, title and interest in and to those Concessions not currently owned by Minera Chanate (as indicated on Schedule 2.2.11).

     Section 3.3 Covenants and Agreements of Buyer. Buyer agrees that any activities it conducts on the Property during the Due Diligence Period shall be conducted in accordance with applicable federal, state and local laws, rules and regulations, and in accordance with accepted industry practices.

                                   ARTICLE IV

                       CONDITIONS PRECEDENT TO THE CLOSING

     Section 4.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated under Section 1.1.4 are subject to the fulfillment of the following conditions on or prior to the Closing Date (unless waived in writing in the sole discretion of Buyer):

          Section 4.1.1 Accuracy of Warranties and Performance of Covenants.

          (a) The representations and warranties of Seller contained herein shall be accurate in all material respects when made and as of the Closing Date. Seller shall have performed all of its obligations and shall have complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing Date.

          (b) Buyer's sole and exclusive remedy, in law or in equity, for any claim, in contract, tort, or otherwise, related to or arising out of a failure of a condition precedent or a breach by Seller of a representation contained in Article II (but not for a unilateral decision by Seller not to proceed with the Closing) which renders Buyer unwilling to complete the Closing, shall be to refuse to complete the Closing; provided, however, that in such an event Seller shall be obligated to refund to Buyer (a) all portions of the Purchase Price previously paid by Buyer, and (b) all Holding Costs paid or forwarded by Buyer.

     Section 4.1.2 Absence of Litigation. No suit or proceeding by any governmental authority or third party seeking to restrain enjoin, hinder or obtain damages on account of the consummation of the transactions contemplated under this Agreement shall be pending. Section 4.2 Conditions Precedent to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to fulfillment of the following conditions on or prior to the Closing Date (unless waived in writing in the sole discretion of Seller):

     Section 4.2.1 Accuracy of Warranties and Performance of Covenants.


          (a) The representations and warranties of Buyer contained herein shall be accurate in all material respects when made and as of the Closing Date. Buyer shall have performed in all material respects all of its obligations and complied in all material respects with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing Date.

          (b) Seller's sole and exclusive remedy, in law or in equity, for any claim, in contract, tort or otherwise, related to or arising out of a failure of a condition precedent or a breach by Buyer of a representation contained in Article II which renders Buyer unable or Seller unwilling to complete the Closing, shall be to refuse to complete the Closing; provided, however, that in such an event Seller shall be entitled to retain all payments and funds for Holding Costs previously made by Buyer to Seller.

     Section 4.2.2 Absence of Litigation. No suit or proceeding by any governmental authority or third party seeking to restrain enjoin, hinder or obtain damages on account of the consummation of the transactions contemplated under this Agreement shall be pending.

                                   ARTICLE V

                                   THE CLOSING

     Section 5.1 The Closing Date. Subject to the terms of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at such time and place as the Parties shall mutually agree on the date specified in the notice to proceed delivered pursuant to Section 1.1.4 (or if the conditions to Closing shall not be satisfied on such date, as promptly as practicable following the satisfaction or waiver thereof) (the "Closing Date"), or on such other date as the Parties shall mutually agree.

     Section 5.2 Deliveries at the Closing.

     Section 5.2.1 Buyer's Execution and Delivery of Documents and Payment. Buyer shall deliver or execute and deliver, as the case may be, to Seller all of the following:

          A receipt, duly executed by Buyer, acknowledging receipt of the certificates representing the Chanate Shares; and

          Any other documents reasonably requested by Seller.

     Section 5.2.2 Seller's Execution and Delivery of Documents. Seller shall deliver or execute and deliver, as the case may be, to Buyer all of the following:

     The resignations of all of Minera Chanate's directors, officers and attorneys-in-fact;

          Minera  Chanate's  by-laws,   minute  books,  stock  ledger,   capital
     variations book, powers of attorney and all similar corporate records (to the extent not previously delivered to Buyer);

          To the extent not previously delivered to Buyer, (a) any and all of Minera Chanate's accounting and tax documents and records; (b) original titles of the Concessions and any and all documents pertaining to the Concessions; (c) any and all documents pertaining to the Real Property; (d) any and all documents pertaining to the performance of Minera Chanate's obligations with the National Registry of Foreign Investment and in general with the Mexican Secretaria de Economia; (e) any and all documents pertaining to the performance of Minera Chanate's obligations with the Mexican customs authorities; and (f) in general, any and all documentation belonging to Minera Chanate or in its possession for any reason, even if not specifically identified above.

          One or more certificates duly endorsed by Seller and in proper form for transfer to Buyer, or accompanied by duly executed stock powers, evidencing all of the Chanate Shares; and

          Any other documents reasonably requested by Buyer.

     Section 5.2.3 Minera Chanate's Execution and Delivery of Documents. Buyer shall cause Minera Chanate to execute and deliver to Seller the following:

          A document suitable for filing with the appropriate governmental agencies and in a form mutually agreeable to the Parties, evidencing Minera Chanate's guarantee of the obligation to pay that portion of the Purchase Price set forth in Sections 1.1.2(b)(i) and (ii).

     Section 5.3 Simultaneous Closing. All actions taken at the Closing are to be part of a simultaneous transaction, and no action is to be considered completed until all actions necessary to be completed at the Closing have been completed.

                                   ARTICLE VI

                    POST-CLOSING AGREEMENTS AND OTHER MATTERS

     Section 6.1 Post-Closing Agreements. From and after the Closing, the Parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

     Section 6.2 Mutual Assistance and Further Assurances. The Parties shall cooperate with each other, and make available the reasonable assistance of their employees to each other, for a period of sixty (60) days after the Closing. The Parties shall execute such further documents, and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement; provided, that, except as contemplated by this Agreement, no Party shall be required to waive any right or incur any obligation in connection therewith.

     Section 6.3 Reports. On or before January 30th each year following the Closing Date, Buyer or Minera Chanate will furnish to Seller a summary of activities on or with respect to the Property, that shall include a statement of all Project Costs (as defined in Section 6.7(a)) incurred during the preceding year and the total quantity of Drill Inferred Resources (as defined in Section 6.7(a)) that Buyer or Minera Chanate has determined exist on or in the Property.

     Section 6.4 Survival of Representations, Warranties, Covenants, Agreements and Indemnifications. The representations, warranties, covenants and indemnification obligations contained in this Agreement shall survive the Closing and be enforceable for a period of twenty-four (24) months and shall thereafter be of no force or effect, except as they relate to claims for which written notice, specifying with particularity the facts underlying the claim, has been provided prior to the expiration of the twenty-four (24) month survival period.

     Section 6.5 Indemnification by Seller. Subject to Section 6.4, and notwithstanding the provisions of Section 4.1.1(b), each of the corporations comprising Seller shall jointly and severally indemnify, defend and hold harmless Buyer and Minera Chanate and their directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all actual out-of-pocket damages, liabilities, penalties, losses, costs and expenses (including reasonable attorneys' fees and expenses in connection with any third party proceeding relating thereto) (collectively, "Losses") incurred by the Buyer Indemnified Parties to the extent arising from: (a) the breach or inaccuracy of any representations or warranties made by Seller herein or (b) any failure to comply, in whole or in part, with the covenants or agreements made by Seller herein.

     Section 6.6 Indemnification by Buyer. Subject to Section 6.4, and notwithstanding the provisions of Section 4.2.1(b), each of the corporations comprising Buyer shall jointly and severally indemnify, defend and hold harmless Seller and its directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from and against any and all Losses incurred by the Seller Indemnified Parties to the extent arising from: (a) the future businesses, assets, liabilities, operations or other activities of Minera
Chanate arising after the Closing, (b) the breach or inaccuracy of any representations or warranties made by Buyer herein, (c) any failure to comply, in whole or in part, with the covenants or agreements made by Buyer herein, or
(d) from the imposition of a withholding tax (but not the imposition of a tax on income or capital gains) of the nature described in Section 1.1.2 by any authority of the Republic of Mexico upon the payments of the Purchase Price to be made to Seller pursuant to Sections 1.1.2(b)(i) or (ii).

     Section 6.7 Back-In and Share Repurchase Option.


     (a) Buyer hereby grants to Seller the right to designate a Mexican company wholly owned by Seller to receive a one-time option, on the terms and conditions provided in this Section 6.7, to purchase fifty-one percent (51%) of the outstanding shares of Minera Chanate (or the equivalent rights or interests in order to vest in Seller a 51% interest in the Property, if the Property is no longer held, in whole or in part, by Minera Chanate, excluding any Concessions or portions of the Property which have been dropped or sold in a bona fide arms-length transaction to a third party unrelated to Buyer) for a purchase price equal to two (2) times the Project Costs (Seller's "Back-In Option"). As used herein, "Project Costs" means all reasonable, documented costs for those activities conducted to ascertain the existence, location, extent or quantity of one of more deposits of gold-bearing ore (or other ores and minerals) on or in either the El Chanate Property or any Additional Property (as those terms are defined below), incurred by Buyer or Minera Chanate during the period commencing on the Effective Date and ending on the date on which Buyer receives notice from Seller that Seller wishes to exercise its Back-In Option. Project Costs shall specifically include all costs or fees, taxes, expenses, liabilities and charges paid or incurred by Buyer or Minera Chanate which are related to exploration, development and related work conducted after the Effective Date for the purposes of discovery, location, delineation, evaluation or development of gold-bearing ores and minerals from the Property, consisting of:

               (i) All costs and expenses incurred in conducting exploration and prospecting activities, including, without limitation, the preparation of feasibility studies, the active pursuit of required federal, state or local authorizations or permits and the performance of required environmental protection or restoration obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

               (ii) All costs and expenses incurred in conducting development activities on or in connection with the Property, the active pursuit of required federal, state or local authorization or permits and the performance of required environmental protection or restoration obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for minerals, and other activities, operations or work performed in preparation for the removal of minerals from the Property;

               (iii) All costs of acquiring additional real property interests (including without limitation rights to use the surface) within the Property and in the vicinity of the Property to the extent reasonably necessary to facilitate the conduct of activities on the Property;

               (iv)  All  costs   incurred  in   performing   any   reclamation,
          restoration or other work required by any federal, state or local agency or authority;

               (v) Salaries, wages, expenses and benefits of Buyer's or Minera Chanate's employees or consultants engaged in operations relating to the Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Property;

               (vi) All costs incurred in connection with the preparation of feasibility studies and economic and technical analyses pertaining to the Property, whether carried out by Buyer or Minera Chanate or by third parties under contract with Buyer or Minera Chanate;

               (vii) Taxes and assessments, other than income taxes, assessed or levied upon or against the Property or any improvements thereon situated thereon for which Buyer or Minera Chanate is responsible;

               (viii) Costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration or development operations relating to the Property; provided, however, that equipment owned and supplied by Buyer shall be chargeable at rates no greater than the most favorable rental rates available in the area of the Property;

               (ix) Costs and expenses of establishing and maintaining field offices, camps and housing facilities;

               (x) Costs incurred by Buyer or Minera Chanate in examining and curing title to any part of the Property and in defending title to and maintaining the Property, in satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the Property; and

               (xi) An additional amount as overhead, not to exceed the lesser of (A) five percent (5%) or (B) Buyer's or Minera Chanate's actual overhead on all costs and expenses described in items (i) through (x) above.

          Project  Costs  specifically  exclude any costs not set forth in items
          (i) through (xi) above, and in particular exclude all costs related to obtaining financing.

               As used in this Agreement, "Drill Indicated Resources" means a deposit or deposits of gold-bearing ore within either (1) the Concessions comprising the El Chanate Property, as identified on
          Schedule 2.2.11, or (2) the Concessions comprising any one of the El Antimonio, Banco de Oro, La Gloria, Sierra del Alamo, Lista Blanca, San Felix, Aries or Gato Properties (collectively, the "Additional Properties" and individually, an "Additional Property"), as identified on Schedule 2.2.11.

     (b) At the time, if ever, that Buyer or Minera Chanate either (i) makes a good faith determination (in accordance with industry standards), for any purpose, that the Drill Indicated Resources on and in the El Chanate Property or any individual Additional Property are greater than two million (2,000,000) troy ounces of contained gold, or (ii) has, on an aggregated basis, mined, produced and sold, from the El Chanate Property or any individual Additional Property, a number of ounces of gold that, when combined with the Drill Indicated Resources for that particular property, exceeds two million (2,000,000) ounces, Buyer shall give Seller prompt notice of such determination (a "Contained Resources Notice"). The Contained Resources Notice shall be accompanied by a detailed statement of Project Costs. Seller shall have one hundred and eighty (180) days following the receipt of a Contained Resources Notice ("Seller's Option Period") to determine whether to exercise the Back-In Option. During Seller's Option Period, Seller shall have the right to conduct such investigations and analyses as it deems necessary and appropriate, in its sole discretion, to determine whether to exercise such option, including the right (i) to inspect and copy all records, reports and data of Buyer and Minera Chanate relating to the Property, (ii) to inspect, to the extent Minera Chanate or Buyer is authorized to provide such access, the Property, and (iii) to have Buyer's and Minera Chanate's books and records relating to Project Costs audited (at Seller's sole expense). Seller shall have the right, at its sole cost, to take samples directly from the Property, including portions of existing drill core and drill cuttings, for the purpose of checking assays, metallurgical testing and any other testing that Seller deems appropriate. All data and information made available by Buyer to Seller pursuant to this Section or obtained or generated by Seller concerning Minera Chanate or the Property shall be maintained confidential by Seller and, except as required by law or applicable stock exchange rule, shall not be disclosed to any third party without Buyer's prior written consent (which consent shall not be unreasonably withheld), except for consultants and financial advisors of Buyer who agree to be bound by such confidentiality restrictions. Buyer and Minera Chanate hereby disclaim any representation, warranty or covenant as to the accuracy, reliability or completeness of any such data and information, and Seller shall rely on the same at its sole risk.

     (c) The Parties hereby agree that any dispute arising under this Agreement, including without limitation a dispute as to whether Drill Indicated Resources at the El Chanate Property or any individual Additional Property are greater than two million (2,000,000) ounces, shall be subject to the informal dispute resolution procedure set forth in this Section 6.7(c). The Party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the asserted dispute. Within seven (7) business days of receipt of such notice, a designated representative of Buyer and a designated representative of Seller shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall jointly prepare and, within seven business days after their conference, circulate to the President of Buyer and the CEO of Seller a memorandum outlining in reasonable detail the nature of the dispute. Within five (5) business days after receipt of that memorandum, the individuals to whom that memorandum was addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either Party may proceed with any legal remedy available to it; provided, however, that the Parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this
     Section 6.7(c) shall not be used in any legal proceeding against the Party that made such statement.

     (d) During Seller's Option Period, Buyer and Seller shall negotiate in good faith, with the advice of their legal and tax advisors, to determine how best to structure the business arrangement that would exist between them or their subsidiaries if Seller were to exercise the Back-In Option to accomplish the business and tax objectives of both Parties. Unless the Parties otherwise mutually agree, upon exercise of the Back-In Option, Seller or its designee under Section 6.7(a) shall pay Buyer twice the amount of the Project Costs and shall receive fifty-one percent (51%) of the capital stock of Minera Chanate and the business arrangement between the parties shall be set forth in a shareholders agreement, subject to the principles set forth in Section 6.7(e); provided that, if the Property is no longer held, in whole or in part, by Minera Chanate and has not been dropped or sold in a bona fide arms-length transaction to a third party unrelated to Buyer, upon exercise of the Back-In Option Seller shall receive rights or interests sufficient to vest in Seller a 51% interest in the Property and the same rights contemplated in Section 6.7(e).

     (e) If Seller timely exercises its Back-In Option, the Parties shall enter into a mutually acceptable shareholders' or similar agreement using the concepts of the Rocky Mountain Mineral Law Foundation Forms 5 and 5A as models, governed to the maximum extent possible by the laws of the State of Colorado, but subject to the modifications agreed upon by the Parties and any requirements to ensure that the agreement is valid and enforceable, to the extent necessary, under applicable Mexico federal, state and local laws.

     (f) Seller may elect to exercise its Back-In Option at any time during Seller's Option Period by notice to Buyer. If Buyer timely exercises its Back-In Option, the closing of the business arrangement agreed to by the Parties pursuant to Section 6.7(d) and the execution of the shareholders' or similar agreement shall be held within sixty (60) business days thereafter.

     (g) None of the provisions of this Section 6.7 shall be deemed to prohibit Buyer or Minera Chanate from commencing commercial production of a deposit or deposit of ores and minerals from all or any portion of either the El Chanate Property or any one or more of the Additional Properties, to the extent that the Drill Indicated Resources contained therein are less than two million (2,000,000) troy ounces of contained gold.

     Section 6.8 Maintenance of Concessions Included in the Property. If Buyer chooses to cause Minera Chanate to drop any, but not all, of the Concessions that are part of the Property at any time, Buyer shall offer to convey those Concession(s) it intends to drop to Seller not less than ninety (90) days prior to the date on which any payment and/or filing requirement must be made to maintain such Concession(s) as valid, and Seller shall have the option, exercisable for a period of thirty (30) days after its receipt of such notice, to accept assignment of such Concession(s) to a Mexican company to be designated by Seller at no cost to Seller other than payments required to maintain the validity of the Concession(s). If, subsequent to the date one year after the Effective Date, Buyer chooses to cause Minera Chanate to drop all of the Concessions that comprise the Property, Buyer shall offer either to reconvey all of the stock of Minera Chanate to Seller or such Concessions that comprise the Property as Seller may choose, without cost to Seller, such offer to be made not less than ninety (90) days prior to the date on which any payment and/or filing requirement must be made to maintain the validity of such Concessions (provided that Buyer shall have no such reconveyance obligation if Seller does not notify Buyer of its election to reacquire all of the stock of Minera Chanate or any particular Concessions within thirty (30) days after its receipt of such offer). If Buyer chooses to cause Minera Chanate to drop all of the Concessions in the manner set forth in the preceding sentence between December 16, 2001 and February 1, 2002, and Seller timely elects to reacquire all of the stock of Minera Chanate, this Agreement shall be deemed rescinded, although Buyer shall have no right to recover any Holding Costs or its initial $5,000 payment made to Seller. If Buyer chooses to cause Minera Chanate to drop all of the Concessions that comprise the Property on or prior to one year following the Effective Date, Buyer shall notify Seller on or prior to the date one year following the Effective Date, and Seller may elect to reacquire, by written notice to Buyer within thirty (30) days after its receipt of such offer, all of the issued and outstanding stock of Minera Chanate for no additional consideration, in which case this Agreement shall be deemed rescinded, although Buyer shall have no right to recover any Holding Costs or its initial $5,000 payment made to Seller. Regardless of whether Seller elects to reacquire the stock of Minera Chanate pursuant to the preceding sentence, Buyer's obligation to make the $50,000 payment to Seller set forth in Section 1.1.2 shall not apply. The provisions of this Section 6.8 shall be a covenant running with the Concessions.

     Section 6.9. Notification. Any Party who has a claim giving rise to indemnification liability pursuant to this Agreement (an "Indemnified Party") whether resulting from a claim by a third party or otherwise, shall give prompt notice to the other Party (the "Indemnifying Party") of such claim, together with a reasonable description thereof. Failure to provide such notice shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent materially prejudiced thereby. With respect to any claim by a third party against any Party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

     Section 6.10. Limitation. Notwithstanding anything in this Agreement that would appear to the contrary, under no circumstances shall an Indemnifying Party have any liability to any Indemnified Party in an aggregate amount greater than US$250,000.

                                  ARTICLE VII

                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated prior to the Closing as follows:

     Section 7.1.1 Mutual Consent. Upon the mutual written consent of Seller and Buyer; or

     Section 7.1.2 Pursuant to Section 1.1.4. By notice delivered to Seller by Buyer pursuant to Section 1.1.4; or

     Section 7.1.3 Litigation. By Seller or Buyer if an injunction or other order shall have been issued by a governmental authority, which restrains or otherwise makes unlawful the consummation of the transactions contemplated by this Agreement and such injunction or other order shall have become final and non-appealable; provided however that no Party shall be entitled to terminate this Agreement in reliance on this Section 7.1.3 if such injunction or order shall have resulted from a breach by such Party of this Agreement.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement and the proposed transactions contemplated hereunder shall terminate and, each Party hereto shall have no further obligation or liability hereunder, provided, however, that:

          (a) Seller shall retain the US$ 5,000 paid to it by Buyer on the Effective Date;

          (b) Buyer shall remain obligated to pay the Holding Costs due by July 31, 2001, as set forth in Section 1.1.5, and Buyer's indemnity obligations under Section 1.1.6 and the provisions of Sections 8.11, 8.12 and 8.13 shall survive such termination for a period of twenty-four (24) months ; and

          (c) within thirty (30) days after such termination, Buyer shall deliver to Seller all factual, non-interpretive data generated by Buyer with respect to the Property and all data, information, documents and other materials furnished to or obtained by Buyer regarding the Property or Minera Chanate, but Buyer shall not be deemed to have made any representations or warranties as to the accuracy, reliability or completeness of any data delivered to Seller pursuant to this Section 7.2 and Buyer shall not be liable on account of any use thereof by Seller or any third party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1 Exclusivity of Representations and Warranties; Relationship Between the Parties. Notwithstanding anything in this Agreement to the contrary, it is the explicit intent and understanding of the Parties that none of the Parties nor any of their respective representatives is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and that none of the Parties is relying on any statement, representation or warranty, oral or written, express or implied, made by any other Party or such other Party's representatives except for the representations and warranties expressly set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO TITLE, OWNERSHIP, USE, POSSESSION, VALUE, NATURE OF MINERAL RESERVES OR RESOURCES, MINEABILITY, CONDITION, LIABILITIES, FUTURE RESULTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY OR OTHERWISE.

     Section 8.2 Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the Parties and supersedes any and all other prior or contemporaneous understandings, negotiations or agreements between the Parties relating to the transactions contemplated hereby, and shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives.

     Section 8.3 Amendments. Any amendment, supplement, variation, alteration or modification to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties hereto.

     Section 8.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each Party hereby waives the benefit of any law which renders any provision hereof prohibited or unenforceable in any respect.

     Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.

     Section 8.6 No Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

     Section 8.7 Assignment. This Agreement and all the rights and obligations granted hereby shall bind and inure to the benefit of the Parties and their respective successors and assigns, it being expressly agreed that this Agreement shall not be assigned nor shall any rights or obligations arising hereunder be transferred by one Party without the prior written consent of the other Parties; provided, however, that no such consent shall be required (a) in the event of an assignment by a Party to an affiliate or subsidiary entity, (b) in the event of a corporate reorganization, merger or consolidation in which either Party is involved, or (c) to the extent such an assignment is made in connection with the granting of a security interest for financing purposes.

     Section 8.8 Fees, Costs and Expenses. Each Party shall be responsible for its own fees, costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that either Party is required to enforce its rights hereunder through litigation, arbitration or similar process, the substantially prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs and expenses in addition to any other award.

     Section 8.9 No Third Party Beneficiaries. Nothing in this Agreement is intended to create, nor shall anything in the Agreement be deemed to create or have created, any third party beneficiary rights.

     Section 8.10 Construction. Words importing the singular shall include the plural and vice versa, and words importing a gender shall include other genders. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect any interpretation hereof. All references herein to articles, sections, and subsections shall be deemed to be references to articles, sections and subsections of this Agreement unless the context shall otherwise require. References in this Agreement to any article shall include all sections, subsections, paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such section; and references in this Agreement to any subsection shall include all paragraphs in such subsection. The exhibits and attachments to the Schedules form an integral part of the Schedules and are incorporated by reference for all purposes as if set forth fully therein. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against either Party, without regard to which Party drafted this Agreement.

     Section 8.11 Consent to Jurisdiction and Related Matters. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Colorado State court or Federal court sitting in the State of Colorado and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Colorado State court or, to the extent permitted by law, in such Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment of in any other manner provided by law.

     Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Federal District Court for the District of Colorado. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

     Section 8.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, five (5) business days after mailing when mailed by certified mail, return receipt requested, postage pre-paid, or one (1) business day after sending via overnight courier service, or when receipt is confirmed when sent by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

                  Buyer:
                  Leadville Mining and Milling Corporation
                  Leadville Mining and Milling Holding Corporation 76 Beaver Street, Suite 500
                  New York, New York 10005
                  Attention:  Director of Investor Relations
                  Fax No.:  (212) 344-5158
                  Tel. No.:  (212) 344-4537

                  Seller:
                  AngloGold North America Inc.
                  AngloGold (Jerritt Canyon) Corp.
                  5251 DTC Parkway, Suite 700
                  Englewood, CO 80111
                  Attention: Land Manager
                  Fax No.: (303) 889-0707
                  Tel. No.: (303) 889-0700

     Section 8.13 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONTROLLED AS TO ITS VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF COLORADO (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

     Section 8.14 Payments. All currency amounts provided for in this Agreement refer to the lawful currency of the United States of America. Any late payment hereunder shall be subject to interest calculated from the date due until the date paid at an interest rate equal to two percent (2%) above the rate charged by Chase Manhattan Bank, New York City, New York, to its best customers.

     Section 8.15 Savings Clause. Any right or option to acquire any interest in real property under this Agreement must be exercised, if at all, so as to vest such interest in the acquireror within 21 years after the death of any of the living children or grandchildren of Robert F. Kennedy, former Attorney General of the United States.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date first above written.

                                  SELLER:

                                  ANGLOGOLD NORTH AMERICA INC.

                                  By:    /s/ Jim Konadina
                                         ---------------------------------------
                                  Name:      Jim Konadina
                                         ---------------------------------------
                                  Title:     CEO
                                         ---------------------------------------

                                  ANGLOGOLD (JERRITT CANYON)

                                  CORP.

                                  By:    /s/ Jim Konadina
                                         ---------------------------------------
                                  Name:      Jim Konadina
                                         ---------------------------------------
                                  Title:     President
                                         ---------------------------------------

                                  BUYER:

                                  LEADVILLE MINING & MILLING CORPORATION

                                  By:    /s/ Gifford A. Dieterle
                                         ---------------------------------------
                                  Name:      Gifford A. Dieterle
                                         ---------------------------------------
                                  Title:     President
                                         ---------------------------------------

                                  LEADVILLE MINING & MILLING HOLDING CORPORATION

                                  By:    /s/ Gifford A. Dieterle
                                         ---------------------------------------
                                  Name:      Gifford A. Dieterle
                                         ---------------------------------------
                                  Title:     President
                                         ---------------------------------------

                              SCHEDULE 1.1.2(b)(i)

                             Net Returns Calculation

     1.   Purchase Price Payment Measured by Net Returns

     As part of the Purchase Price, assuming it exercises the Option, Buyer or Minera Chanate on Buyer's behalf shall pay to Seller pursuant to Section 1.1.2(b)(i) an amount based upon a percentage of the Net Value (as hereinafter defined) of Products mined, removed and sold (or deemed sold as hereinafter described) from the Property. For purposes of this Agreement: (i) "Products" shall mean Precious Metals and Other Products; (ii) "Precious Metals" shall mean gold, silver, platinum and palladium in any form; and (iii) "Other Products" shall mean all other metallic and non-metallic minerals of every kind except:
(a) Precious Metals and (b) oil, gas, casinghead gas and associated liquid and gaseous hydrocarbon substances.

     The payments of the Purchase Price based on net smelter returns provided for in Section 1.1.2(b)(i) of the Agreement shall be based upon: (a) the value of dore produced from ores and minerals mined from the Property, determined at the Property or at such other facility producing such dore, sold or deemed sold, determined by reference to published prices for refined gold and silver and other Precious Metals (as hereinafter defined), and (b) the value of all Other Products produced from ores and minerals mined from the Property, determined at the Property or at such other facility producing such Product, sold or deemed sold, determined by reference to published prices for such Other Products all as hereinafter provided. It is acknowledged that to the extent it is necessary to process, treat or upgrade Precious Metals or Other Products at a location or locations not on the Property before they are sold or deemed to be sold, then in order to determine the value of such Precious Metals or Other Products of the Property or other facility producing dore or Other Products, all costs incurred or deemed to be incurred by Buyer or Minera Chanate with respect to the transporting, processing, treatment or upgrading of the Precious Metals or Other Products after they have been processed shall be deducted from the proceeds received or deemed to be received by Buyer or Minera Chanate as hereinafter set forth.

     2.   Net Value and Related Definitions

     As used herein, "Net Value" means the Gross Value of Precious Metals or Other Products, less Allowable Deductions. As used herein, "Allowable Deductions" means (i) with respect to Precious Metals all costs, charges and expenses paid or incurred by Producer after production of dore, and (ii) with respect to Other Products, all costs, charges and expenses paid or incurred by Producer after production of concentrates, whether at the Property or elsewhere, in either case for the transportation, processing, treatment or upgrading of the dore or concentrates such costs, charges and expenses to include the following:

     (a) charges for treatment in the smelting and refining processes (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions);

     (b) actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of dore or concentrates from the Property or other facility producing dore or concentrates to the place of additional treatment and to the place of sale;

     (c) actual sales and brokerage costs of Precious Metals or Other Products for which are based on proceeds received by Buyer as hereinafter provided in
Section 3(d) below, and an allowance for reasonable sales and brokerage costs for refined Precious Metals hereinafter provided in Sections 3(a), (b) and (c) below; and

     (d) all governmental royalties, mining, severance, net proceeds or other taxes or assessments attributable to the production of ores and minerals from the Property.

     As used herein, "Producer" means the corporation or entity that produces Products from the Property.

     3.   Gross Value and Related Definitions

     As used herein, "Gross Value" shall have the following meanings:

     (a) If Producer causes refined gold which meets or exceeds generally accepted commercial standards for the sale of refined gold (it being understood that the specifications for refined gold published by the London Metal Exchange presently meet such standards) to be produced from ores and minerals mined from the Property and, if Section 3(d) shall not be applicable, for purposes of determining the payment due Seller, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined, and the Gross Value shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price. As used in this Agreement, "Gold Production" means the quantity of refined gold in troy ounces outturned to Producer's pool account (or to a third-party account for the benefit of Producer) by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Gold Price" means the average London Bullion Market Association P.M. Gold Fix for a troy ounce of refined gold of a quality that is equal to or less than the quality of refined gold produced from the ores and minerals and meeting the standards applicable to the refined gold for which the Gross Value is to be determined hereunder, calculated by dividing the sum of all such prices reported for the month in question by the number of days for which such prices were reported.

     If the London Bullion Market Association P.M. Gold Fix ceases or quotes prices for refined gold of a quality that is greater than the quality of refined gold for which the Gross Value is being determined hereunder, all such references shall be replaced with references to prices of gold of a comparable quality for immediate delivery in the most nearly comparable established market selected by Producer as such prices are published in "Metals Week" or a similar publication.

     (b) If Producer causes refined silver which meets or exceeds generally accepted commercial standards for the sale of refined silver (it being understood that the specifications for refined silver published by Handy & Harman presently meet such standards) to be produced from ores and minerals mined from the Property and, if Section 3(d) shall not be applicable, for purposes of determining the payment due Seller, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined, and the Gross Value shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, "Silver Production" means the quantity of refined silver in troy ounces outturned to Producer's pool account (or to a third-party account for the benefit of Producer) by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman for a troy ounce of refined silver of a quality that is equal to or less than the quality of refined silver produced from the ores and minerals meeting the standards applicable to the refined silver for which the Gross Value is to be determined hereunder, calculated by dividing the sum of all such prices reported for the calendar month in question by the number of days for which such prices were reported.

     If the Handy & Harman quotation ceases or quotes prices for refined silver of a quality that is greater than the quality of refined silver for which the Gross Value is being determined hereunder, all such references shall be replaced with references to prices of silver of a comparable quality for immediate delivery in the most nearly comparable established market selected by Producer as published in "Metals Week" or a similar publication.

     (c) If Producer causes refined or processed Precious Metals, other than refined gold and refined silver, which meet or exceed commercial standards for the sale of such Precious Metals, or refined or processed Other Products, to be produced from ores and minerals mined from the Property, and if Section 3(d) shall not be applicable, for purposes of determining the Gross Value of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products hereunder, the same shall be deemed to have been sold at the Monthly Average Metal Price for the same for the month in which it was refined, and the Gross Value shall be determined by multiplying Metal Production of the same during the calendar month by the Monthly Average Metal Price for the same. As used herein, "Metal Production" means the quantity of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products in standard commercial units outturned to Producer's pool account (or to a third-party account for the benefit of Producer) by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Metal Price" means the price for each such standard commercial unit of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products for immediate delivery in an established market selected by Producer as such price is published in "Metals Week" or a similar publication.

     (d) If Producer sells raw ores of Precious Metals or Other Products or concentrates or dore produced from such ores and minerals mined from the Property, then the Gross Value shall be calculated as set forth in Section 3(a),
(b) and (c), except that Gold Production, Silver Production or Metal Production shall, in each case, be equal to the amount of gold, silver, other Precious Metals and Other Products contained in such raw ores, concentrates or dore sold in the specified month multiplied by (i) the recovery rate for such gold, silver, other Precious Metals and Other Products contractually determined between Producer and a third party processor or (ii) if there is not a specifically contracted recovery rate, then by an assumed recovery rate equal to the average actual recovery rate experienced by Producer from the beneficiation of such ores and minerals for such gold, silver, other Precious Metals and Other Products for the latest calendar quarter ended prior to such month. In the event that such ores and minerals have not been so beneficiated by Producer during any such calendar quarter, the recovery rate shall be the actual recovery rate experienced by the purchaser of such ores and minerals determined in good faith by Producer.

     (e) Where outturn of Precious Metals or Other Products is made by an independent third-party refinery on a provisional basis, the Gross Value shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of such Precious Metals or Other Products established by final settlement by such refinery.

     4.   Forward Sales

     Seller acknowledges that Producer shall have the right (but not the obligation) to market and sell or refrain from selling Products mined from the Property in any manner it may elect. Accordingly, Gross Value shall be determined as provided in Section 3 of this Schedule irrespective of any actual selling arrangements entered into by Producer, specifically including, but not limited to, forward sales, futures trading or commodity options trading, and any other price hedging, price protection and speculative arrangements which may involve the possible delivery of ores and minerals and Precious Metals or Other Products produced from ores and minerals mined from the Property, and Seller shall have neither the right nor the obligation to participate in any way in profits or losses arising from the same.

     5.   Measurement of Products

     All ores and minerals mined from the Property shall be weighed or measured and sampled in accordance with sound mining and metallurgical practices, after which Producer may mix or commingle such ores and minerals, Precious Metals or Other Products mined from the Property with ores or other materials from properties other than the Property.

     6.   Payment

     Net Value shall be determined on a calendar month basis. The payment of the Purchase Price measured by such Net Value shall be made to Seller on or before the tenth business day following the last day of each calendar quarter. At the time of payment, Buyer shall deliver to Seller a statement showing, in reasonable detail, the quantities and grades of the refined Precious Metals, dore, concentrates, Other Products or ores and minerals produced and sold or deemed to be sold by Producer in the preceding quarter; the Average Monthly Price determined, as herein provided, for refined Precious Metals and Other Products on which the payment is due; Allowable Deductions; and other pertinent information, in reasonable detail, to explain the calculation of the payment with respect to each month in such quarter. Payment to Seller shall be made in cash or by check, or upon 48 hours prior written notice from Seller, by wire transfer to the account specified by Seller in such notice. In the event a payment is not due for any quarter, Producer shall not be required to provide Seller with any statement hereunder.

     Such quarterly statement shall also list the quantity and quality of any Precious Metals dore in inventory, if any, for more than ninety (90) days. No payment shall be due with respect to ores and minerals, Precious Metals or Other Products mined from the Property or stockpiles of the same unless and until the same are actually sold or deemed sold as expressly set for the above.

     7.   Assignment of Payments

     Seller may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to the payments to be made pursuant to Section 1.1.2; provided, however, that Buyer or Minera Chanate shall be under no obligation to make its payments hereunder to any such assignee, transferee, pledgee or other third party until Buyer's receipt of written notice concerning the transfer, pledge, mortgage, charge or other encumbrance and provided further that in no event shall Buyer or Minera Chanate be obligated to deliver payment or notices pursuant to this Agreement to more than one entity or location.

     8.   No Covenants

     The Parties agree that in no event, whether arising from Buyer's agreement to pay a portion of the Purchase Price to Seller based upon a percentage of the Net Value of Products mined, removed and sold from the Property or otherwise, shall Buyer or Minera Chanate have any duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or Products from the Property, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of Buyer or Minera Chanate.

                              SCHEDULE 1.1.2(b)(ii)

                             Net Profits Calculation

     1.   Purchase Price Payment Measured by Net Profits

     As part of the Purchase Price, assuming Buyer exercises the Option, Buyer or Minera Chanate on Buyer's behalf shall pay to Seller pursuant to Section 1.1.2(b)(ii) an amount equal to ten percent (10%) of the Net Profits (as hereafter defined) from operations of the Property on the terms and conditions specified in this Schedule.

     2.   Net Profits Definition

     As used herein, "Net Profits" for any Year means Gross Proceeds accrued for that Year less the sum of: (i) Operating Costs incurred or accrued for that Year, (ii) the Exploration and Development Charge incurred or accrued in that Year, and (iii) the aggregate amount, if any, of the unrecovered Operating Loss from any prior Year or Years.

     3.   Payback Definition.

     As used herein, "Payback" means the first day of the first month following the month in which Buyer or Minera Chanate has received cumulative Gross Proceeds in an amount equal to all of their collective costs, expenses and capital expenditures (including Operating Costs and Exploration and Development Expenditures) incurred in the exploration and development of, and the construction of facilities and acquisition of equipment in preparation of mining and processing metals, minerals products and minerals from, the Property, incurred or expended from the Effective Date of the Agreement through the
Commencement of Commercial Production, including without limitation the applicable Overhead Charge.

     (a) Net Profits Interest Payable Prior to Payback. Prior to Payback, the percentage of Net Profits payable to Seller as a portion of the Purchase Price shall be calculated based on the average London Bullion Market Association P.M. Gold Fix for a troy ounce of refined gold of a quality that is equal to or less than the quality of refined gold produced from the ores and minerals and meeting the standards applicable to the refined gold for which Gross Proceeds are to be determined hereunder, calculated by dividing the sum of all such prices reported for the Year in question by the number of days for which such prices were reported (the "Yearly Average Gold Price"), as follows: (i) if the Yearly Average Gold Price is less than US$300/oz., eighty percent (80%) of Net Profits shall be dedicated to the recoupment by Buyer or Minera Chanate of such unreimbursed expenses as have been incurred or accrued by Minera Chanate or Buyer for the benefit of the Property, from and after the Effective Date of the Agreement, and Seller shall receive a pro rata portion of ten percent (10%) of twenty percent (20%) (two percent of one hundred percent) of Net Profits; (ii) if the Yearly Average Gold Price is between US$300 and US$350, fifty percent (50%) of Net Profits shall be dedicated to the recoupment by Buyer or Minera Chanate of such unreimbursed expenses as have been incurred or accrued by Minera Chanate or Buyer for the benefit of the Property from and after the Effective Date of the Agreement, and Seller shall receive a pro rata portion of ten percent (10%) of fifty percent (50%) (five percent of one hundred percent) of Net Profits; and (iii) if the Yearly

Average Gold Price is greater than US $350/oz., twenty percent (20%) of Net Profits shall be dedicated to the recoupment by Buyer or Minera Chanate of such unreimbursed expenses as have been incurred or accrued by Minera Chanate or Buyer for the benefit of the Property from and after the Effective Date of the Agreement, and Seller shall receive a pro rata portion of ten percent (10%) of eighty percent (80%) (eight percent of one hundred percent) of Net Profits.

     (b) Net Profits Interest Payable after Payback. After Payback, Seller shall be entitled to receive an amount equal to ten percent (10%) of one hundred percent (100%) of the Net Profits.

     4.   Gross Proceeds Definition

     As used herein, "Gross Proceeds" shall have the following meanings for the following categories of metals, minerals products and minerals produced and sold by Buyer or Minera Chanate (collectively, "Producer"):

     (a) If Producer causes refined gold which meets or exceeds generally accepted commercial standards for the sale of refined gold (it being understood that the specifications for refined gold published by the London Metal Exchange presently meet such standards) to be produced from ores and minerals mined from the Property and, if Section 3(d) shall not be applicable, for purposes of determining the payment due Seller, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined, and the Gross Proceeds shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price. As used in this Agreement, "Gold Production" means the quantity of refined gold in troy ounces outturned to Producer's pool account (or to a third-party account for the benefit of Producer) by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Gold Price" means the average London Bullion Market Association P.M. Gold Fix for a troy ounce of refined gold of a quality that is equal to or less than the quality of refined gold produced from the ores and minerals and meeting the standards applicable to the refined gold for which the Gross Proceeds are to be determined hereunder, calculated by dividing the sum of all such prices reported for the month in question by the number of days for which such prices were reported.

     If the London Bullion Market Association P.M. Gold Fix ceases or quotes prices for refined gold of a quality that is greater than the quality of refined gold for which the Gross Proceeds are being determined hereunder, all such references shall be replaced with references to prices of gold of a comparable quality for immediate delivery in the most nearly comparable established market selected by Producer as such prices are published in "Metals Week" or a similar publication.

     (b) If Producer causes refined silver which meets or exceeds generally accepted commercial standards for the sale of refined silver (it being understood that the specifications for refined silver published by Handy & Harman presently meet such standards) to be produced from ores and minerals mined from the Property and, if Section 3(d) shall not be applicable, for purposes of determining the payment due Seller, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined, and the Gross Proceeds shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, "Silver Production" means the quantity of refined silver in troy ounces outturned to Producer's pool account (or to a third-party account for the benefit of Producer) by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman for a troy ounce of refined silver of a quality that is equal to or less than the quality of refined silver produced from the ores and minerals meeting the standards applicable to the refined silver for which the Gross Proceeds are to be determined hereunder, calculated by dividing the sum of all such prices reported for the calendar month in question by the number of days for which such prices were reported.

     If the Handy & Harman quotation ceases or quotes prices for refined silver of a quality that is greater than the quality of refined silver for which the Gross Proceeds is being determined hereunder, all such references shall be replaced with references to prices of silver of a comparable quality for immediate delivery in the most nearly comparable established market selected by Producer as published in "Metals Week" or a similar publication.

     (c) If Producer causes refined or processed Precious Metals, other than refined gold and refined silver, which meets or exceeds commercial standards for the sale of such Precious Metals, or refined or processed Other Products, to be produced from ores and minerals mined from the Property, and if Section 3(d) shall not be applicable, for purposes of determining the Gross Proceeds of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products hereunder, the same shall be deemed to have been sold at the Monthly Average Metal Price for the same for the month in which it was refined, and the Gross Proceeds shall be determined by multiplying Metal Production of the same during the calendar month by the Monthly Average Price for the same. As used herein, "Metal Production" means the quantity of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products in standard commercial units outturned to Producer's pool account (or to a third-party account for the benefit of Producer by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Metal Price" means the price for each such standard commercial unit of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products for immediate delivery in an established market selected by Producer as such price is published in "Metals Week" or a similar publication.

     (d) If Producer sells raw ores of Precious Metals or Other Products or concentrates or dore produced from such ores and minerals mined from the Property, then the Gross Proceeds shall be calculated as set forth in Section 3(a), (b) and (c), except that Gold Production, Silver Production or Metal Production shall, in each case, be equal to the amount of gold, silver, other Precious Metals and Other Products contained in such raw ores, concentrates or dore sold in the specified month multiplied by (i) the recovery rate for such gold, silver, other Precious Metals and Other Products contractually determined between Producer and a third party processor or (ii) if there is not a specifically contracted recovery rate, then by an assumed recovery rate equal to the average actual recovery rate experienced by Producer from the beneficiation of such ores and minerals for such gold, silver, other Precious Metals and Other Products for the latest calendar quarter ended prior to such month. In the event that such ores and minerals have not been so beneficiated by Producer during any such calendar quarter, the recovery rate shall be the actual recovery rate experienced by the purchaser of such ores and minerals determined in good faith by Producer.

     (e) Where outturn of Precious Metals or Other Products is made by an independent third-party refinery on a provisional basis, the Gross Proceeds shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of such Precious Metals or Other Products established by final settlement by such refinery.

     (f) Seller acknowledges that Producer shall have the right (but not the obligation) to market and sell or refrain from selling Products mined from the Property in any manner it may elect. Accordingly, Gross Proceeds shall be determined as provided in Section 3 of this Schedule irrespective of any actual selling arrangements entered into by Producer, specifically including, but not limited to, forward sales, futures trading or commodity options trading, and any other price hedging, price protection and speculative arrangements which may involve the possible delivery of ores and minerals and Precious Metals or Other Products produced from ores and minerals mined from the Property, and Seller shall have neither the right nor the obligation to participate in any way in profits or losses arising from the same.

     5.   Operating Costs and Related Definitions

     As used herein, "Operating Costs" shall mean the sum of Mining Costs, Milling and Processing Costs, General and Administrative Costs, Selling and Delivery Costs, Interest, and Taxes.

     As used herein, "Mining Costs" shall mean costs and expenses accrued or incurred in accordance with generally accepted accounting principles by Minera Chanate or Buyer after Commencement of Commercial Production (as defined below) in exploring for, developing, mining, extracting, removing, and transporting to the Mill (as hereinafter defined) or other processing site, including heap leaching sites, ores or minerals produced from the Property. Such costs and expenses shall include, without limitation, those incurred for labor (including salaries, wages, costs and benefits), machinery operation, fuel, explosives and other materials, exploration drilling, developmental or ore delineation drilling, depreciation and amortization of mining equipment and machinery acquired (or altered or modified) after Commencement of Commercial Production, and a reasonable allowance for future costs anticipated to be incurred by Minera Chanate or Buyer in reclaiming the Property in accordance with applicable laws, regulations and agreements. Mining Costs shall not include depletion or income taxes.

     As used herein, "Milling and Processing Costs" shall mean costs and expenses incurred after Commencement of Commercial Production by Minera Chanate or Buyer in milling, treating or processing ores and minerals produced from the Property at processing and treatment sites, including heap leaching sites, and/or at Producer's mill or central processing facility utilized by Producer to process ores and minerals produced from the Property (hereinafter referred to as the "Mill"), if any. The Producer shall be entitled to depreciation of Mill and other processing and treatment facilities and equipment acquired (or altered or modified) after Commencement of Commercial Production; capital costs incurred prior to the Commencement of Commercial Production are subject to recoupment under the definition of "Exploration and Development Expenditures" set forth below. "Milling and Processing Costs" shall also include all costs, charges and expenses paid or incurred by Minera Chanate or Buyer, as the case may be, with respect to such products for treatment in the smelting and refining processes (including handling, processing, interest, and provisional settlement fees, representation costs, penalties, and other processor deductions); and sales and brokerage costs and actual costs of transportation (including freight, insurance, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of ores, minerals, concentrates or other products from the Property to the place of treatment and then to the place of sale.

     As used herein, "General and Administrative Costs" shall mean costs and expenses incurred by Minera Chanate or Buyer and reasonably allocable to the administration of the Property and the production of ores and minerals therefrom, including the lesser of (a) an additional five percent (5%) charge or
(b) Producer's actual overhead costs as an allowance for overhead (the "Overhead Charge"), but not including any general and administrative costs incurred with respect to operations of Producer or its affiliates not directly related to the administration of the Property or to the production of ores and minerals therefrom. General and Administrative Costs shall include, without limitation, insurance costs, contract services and consulting expenses, costs incurred in connection with environmental and project permitting and compliance, including costs of acquiring and maintaining bonds, the accrual of a cash reserve equal to three (3) months' cash outlays as budgeted, legal, auditing and regulatory costs, expenses, liabilities and charges incurred in connection with or resulting from matters arising out of operations on the Property or as necessary to protect the interests of Producer and Seller in the Property, all costs of acquisition of surface rights used in connection with mining, milling, processing, treatment and other operations conducted in connection with the Property, all costs payable to any governmental agency to maintain the Concessions, and any and all advance royalties, production royalties, or other payments of any nature whatsoever payable to third parties, including to Seller, having an interest in the Property.

     As used herein, "Selling and Delivery Costs" shall mean costs and expenses incurred by Minera Chanate or Buyer in or in connection with the marketing of ores and minerals from the Property and the delivery of such ores and minerals to points of ultimate delivery to customers.

     As used herein, "Interest" shall mean any interest cost actually incurred in any bona fide financing transaction directly related to the development or operation of, or the acquisition of equipment in connection with operations on, the Property, as well as costs (such as lender's commitment or facility or attorneys' fees) actually incurred in connection with such financing. In the event that such a financing transaction is with an affiliate of Producer, the terms of such transaction shall provide for a reasonable reduction of outstanding indebtedness and shall not be less favorable to Minera Chanate or Buyer than that which would have been applicable with respect to a similar financing transaction with an unaffiliated third party and, in any event, at an interest rate not greater than two percentage points higher than that charged by Chase

Manhattan Bank, N.A., New York, New York, with respect to short-term loans to its most preferred commercial customers (commonly referred to as the "prime rate").

     As used herein, "Taxes" shall mean all taxes levied against operations on the Property and/or levied against the Property, excluding income taxes imposed upon profits, but including government royalties and mining, and severance and net proceeds taxes.

     Where any Operating Costs are incurred with respect to the mining, milling, processing, selling, or delivering of ores and minerals produced from the Property in conjunction with the mining, milling, processing, selling, or delivering of ores and minerals produced from other properties controlled by Buyer or Minera Chanate, such Operating Costs shall be allocated and apportioned in accordance with generally accepted practices in the mining industry.

     6.   Exploration and Development Charge Definition

     As used herein, "Exploration and Development Charge" shall mean in any Year a proportion of total Exploration and Development Expenditures incurred or accrued to date determined by amortization on a unit of production basis, according to generally accepted accounting principles.

     "Exploration and Development Expenditures" shall mean the total costs and expenses incurred by Minera Chanate or Buyer with respect to examining, exploring, and developing the Property and all other rights and interests in surface and mineral property and all matters connected therewith incurred after the Effective Date, and prior to Commencement of Commercial Production, including, without limitation, costs and expenses incurred with respect to the construction of processing and treatment facilities, including heap leaching facilities, and of the Mill (if any) or related facilities, together with costs and expenses relating to geological, geochemical and geophysical studies, feasibility studies, exploration and developmental drilling, sampling and assaying, mine design and development, the cost of any mining equipment or machinery purchased prior to Commencement of Commercial Production, compliance with environmental and regulatory requirements (including attorneys' fees), pre-production stripping, the construction of roads connecting the Property to a central road system, and any other costs or expenses which would be included in the definition of Mining Costs and/or Milling and Processing Costs if such costs or expenses are incurred after Commencement of Commercial Production. It is the intention of the Parties that, in calculating Net Profits, Producer shall be limited to a single recovery of capital either by recoupment of Exploration and Development Expenditures through the Exploration and Development Charge or by depreciation of capital costs included within the definitions of Mining Costs and/or Milling and Processing Costs. If the costs and expenses incurred with respect to construction of processing and treatment facilities, including heap leaching facilities, and of the Mill (if any) or other Exploration and Development Expenditures benefit the development of other mineral properties controlled by Producer, such Exploration and Development Expenditures shall be allocated and apportioned by Producer, as the case may be, in accordance with generally-accepted accounting principles as applied in the mining industry for the purpose of computing the NPI Payments pursuant to the terms hereof.

     7.   Operating Losses and Related Definitions

     As used herein, "Operating Loss" in any Year means the excess of the sum of Operating Costs and the Exploration and Development Charge incurred and accrued in that Year over Gross Proceeds accrued in that Year.

     As used herein, "Year" or "Years" shall mean a calendar year, but for the first Year shall begin at the Commencement of Commercial Production.

     As used herein, "Commencement of Commercial Production" shall occur when a mine and processing facilities have been constructed upon the Property substantially in accordance with the feasibility study upon which a production decision was based, and all development activities pertaining to the development of a mine on the Property, including, without limitation, pre-stripping and operational and environmental permitting, have been completed, and the operator of the mine has milled or otherwise processed ore mined and removed from the Property for a start-up period of not less than ninety (90) consecutive days at a rate of not less than seventy-five percent (75%) of the designed capacity of the processing facilities for the mine.

     8.   Payment

     The payment of the portion of the Purchase Price due pursuant to Section 1.1.2(b)(ii) shall be made on an annual basis sixty (60) days following the last day of the Year in which the same accrued. Such payments shall be made by check and shall be accompanied by a settlement sheet showing in reasonable detail the quantities and grades of the refined metals, dore, concentrates, or other mineral products sold or deemed sold by Producer in the preceding calendar quarter; the average monthly price determined as herein provided for refined metals on which such payments are due; the proceeds of sale, costs, and other deductions; and other pertinent information in sufficient detail to explain the calculation of the payment.

     9.   No Covenants

     The parties agree that in no event, whether arising from Buyer's agreement to pay a portion of the Purchase Price to Seller from ten percent (10%) of Net Profits or otherwise, shall Minera Chanate or Buyer have any duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or Products from the Property, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of Minera Chanate or Buyer.

                                 SCHEDULE 2.2.10
                              Financial Statements

                            Minera Chanate, S. A. de
                            C.V.

                            Financial Statements for the year ended December 31, 1998 and for the Period from September 17 (Date of Establishment) to December 31, 1997, and Independent Auditors' Report



                                    1 OF 11

Deloitte &
      Touche            --------------------------------------------------------
      [LOGO]            Galaz, Gomez Morfin,         TeIefono: (52) 52-83-77-77
                        Chavero, Yamazaki, S.C.      Fax: (52) 52-83-76-00
                        Jaime Balmes No. 11          www.deloate.com.mx
                        Edificio B, Polanco
                        11510 Mexico, D.F.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Minera Chanate, S. A. de C. V.:

We have audited the accompanying balance sheet of Minera Chanate, S. A. de C. V. as of December 31, 1998 and 1997 ,and the related statements of operations, changes in stockholders' equity and changes in financial position for the year ended December 31, 1998 and period from September 17 (date of establishment) to December 31, 1997, all expressed in Mexican pesos. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as mentioned in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in accordance with accounting principles generally accepted in Mexico. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We were unable to verify the determination of the revaluation of land and its effect on the revaluation surplus arising from the split mentioned in Note 2. As a result, we were unable to obtain sufficient evidence to express an opinion on said balance at December 31, 1998 and 1997.

As mentioned in Note 1, the accompanying financial statements do not recognize the effects of inflation in financial information, as required by accounting principles generally accepted in Mexico. These effects are material due to the amount and aging of nonmonetary assets, stockholders' equity and the average monetary position maintained during the Company's existence.

As mentioned in Note 1 to the financial statements for the year ended December 31, 1998, the Company had a loss of $ 32,655,758 ; furthermore, at that date it has an accrued deficit of $167,331,046. In addition, the Company has lost, more than two-thirds of its common stock which, in accordance with the Mexican, could give cause for early dissolution of the entity at the request of any interested third party. These factors, among others, indicate that the Company may be unable to continue operations. The financial statements do not include any adjustment related to the valuation and classification of assets and the classification and amount of liabilities, which might be necessary if the Company were unable to continue as a going concern.

Deloitte Touche
Tohmatsu


                                    2 of 11

Due to the limited scope of our work, as mentioned in paragraph three, and the importance of failure to recognize the effects of inflation in financial information, as explained in the preceding paragraph, we refrain from expressing an opinion on the financial statements of Minera Chanate, S. A. de C. V. at December 31, 1998, take as a whole.



/s/ C.P. Jorge Lopez Rodrigo
-----------------------------
C.P. Jorge Lopez Rodrigo

July 16, 1999



                                    3 of 11

MINERA CHANATE, S. A. DE C. V.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM SEPTEMBER 17 (DATE OF ESTABLISHMENT) TO DECEMBER 31,1997
--------------------------------------------------------------------------------


                                          1998                       1997

OPERATING EXPENSES                     $1,668,887                $    2,846

EXCHANGE LOSS                          30,986,916                 5,040,756

OTHER INCOME                                   45                     --
                                      -----------                ----------
NET LOSS                              $32,655,758                $5,943,602
                                      ===========                ==========

See accompanying notes to financial statements.


                                    4 of 11

MINERA CHANATE, S.A. DE C. V.

BALANCE SHEET
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

ASSETS                                                        1998                1997
CURRENT ASSETS:
  Cash                                                    $      3,172        $     10,498
  Exploration y Mineria
     Independencia, S.A. de C.V. Affiliate                       --              1,661,750
  Recoverable value added tax                                      703                --
                                                          ------------        ------------
       Total current assets                                      3,875           1,672,248

LAND  (Note 2)                                             160,000,000         160,000,000
                                                          ------------        ------------
TOTAL                                                     $160,003,875        $161,672,248
                                                          ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Income tax                                              $        469        $       --

LONG-TERM DEBT
  Independence Mining Co. Inc. - Holding company           167,736,472         136,749,556
                                                          ------------        ------------

  Total Liabilities                                        167,736,941         136,749,556
                                                          ------------        ------------

STOCKHOLDERS' EQUITY (Note 3);
  Commmon stock                                              4,850,000           4,850,000
  Deficit                                                 (167,331,046)       (134,675,288)
  Revaluation surplus                                      154,747,980         154,747,980
                                                          ------------        ------------
    Total stockholders' equity                               7,733,066          24,922,692
                                                          ------------        ------------
TOTAL                                                     $160,003,875        $161,672,248
                                                          ============        ============

See accompanying notes to financial statements.



                                    5 of 11

MINERA CHANATE, S. A. DE C. V.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (Notes I and 4)
YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM SEPTEMBER 17 (DATE OF ESTABLISHMENT) TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                                                    Total
                            Common                              Revolution        Stockholders'
                            Stock            Deficit              Surplus            Equity
OPENING BALANCE
      AFTER SPLIT           $4,850,000       $129,631,686)      $154,747,980      $29,966,294

     Net loss                                  (5,043,602                          (5,043,602)
                            ----------       -------------      ------------      -----------
BALANCE, DECEMBER
      31, 1997              $4850,000        $(134,675,288)     $154,747,980      $24,922,692

      Net loss                                 (32,655,758                        (32,655,758)
                            ----------       -------------      ------------      -----------
BALANCE, DECEMBER
      31, 1998              $4,850,000       $(167,331,046)     $154,747,980      $(7,733,066)
                            ==========       =============      ============      ===========

See accompanying notes to financial statements.


                                    6 of 11

MINERA CHANATE, S. A. DE C. V.

STATEMENT OF CHANGES IN FINANCIAL POSITION
YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM SEPTEMBER 17 (DATE OF ESTABLISHMENT) TO DECEMBER 31, 1997
--------------------------------------------------------------------------------


                                                                    1998                 1997
OPERATING ACTIVITIES:
Net loss                                                        $ (32,655,758)       $(5,043,602)

Changes in current assets and liabilities:
     Exploracion y Mineria Independencia - Affiliate                1,661,750         (1,661,750
     Recoverable value added tax                                         (703)             --
     Income tax                                                           469              --
     Independence Mining Co, Inc. - Holding company                30,986,916        136,749,556
                                                                 -------------      ------------
          Net resources provided by operating activities               (7,326)       130,044,204

FINANCING ACTIVITIES:
       Split of common stock                                             --           29,966,294


INVESTING ACTIVITIES:                                                    --         (160,000,000)
                                                                 -------------      ------------
       Split of fixed assets - Net

CASH
(Decrease) increase                                                    (7,326)            10,498
Beginning of year                                                      10,498              --
                                                                 -------------      ------------

End of year                                                      $      3,172       $     10,498
                                                                 ============       ============




                                    7 of 11

See accompanying notes to financial statements.

MINERA CHANATE, S. A. DE C. V.

NOTES TO FINANCIAL STATEMENTS
PERIOD FROM SEPTEMBER 17 (DATE OF ESTABLISHMENT TO DECEMBER 31 1998
--------------------------------------------------------------------------------


1.   GOING CONCERN

     The financial statements have been prepared on a going concern basis, which in considers the realization of assets and liquidation of liabilities in the ordinary course of business, and does not include any adjustment for the recovery and classification of assets and liabilities which might result from this uncertainty. As presented in the financial statements at December 31, 1998, the Company has an accrued deficit of $167,331,046, total liabilities exceed current assets by $167,333,066, and a deficiency in stockholders' equity of $7,733,066. Furthermore, the Company has lost more has two-thirds of its common stock, which, in accordance with the Mexican Law, this could give cause for the early disolution of the entity at the request of any interested third parry. These factors, among others, indicate that the Company might be unable to continue as a going concern. Continuation as a going concern depends on the Company's ability to obtain additional financing from its stockholders or third parties, as required, and timely pay its obligations and generate operations.

2.   NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Nature of Business - Minera Chanate, S. A. de C. V. (the Company) was established on September 17, 1997, from the split of Exploraci6n y Mineria Independencia, S. A. de C. V. and is engaged in the mining-metallurgical industzy in general and in executing all kinds of acts to achieve its corporate purpose. The company has no employees and is in preoperating period. The opening balances after split are as follows:

     Balance sheet:

     Land                                               $     160,000,000
     Other assets                                               1,675,095
                                                        -----------------
     Total assets                                       $     161,675,095
                                                        =================

     Liabilities                                        $     131,708,801
     Stockholders' equity                               -----------------
        Common stock                                            4,850,000
        Deficit                                              (129,631,686)
        Revaluation surplus                                   154,747,980
                                                        -----------------
     Stockholders' equity                                      29,966,294
                                                        -----------------
     Total liabilities and stockholders' equity         $     161,675,095
                                                        =================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies - The Company's accounting policies are with generally accepted accounting principles and are summarized as follows:

                                    8 of 11

     a. Recognition of the effects of inflation in financial information - Application of the guidelines of Bulletin B-10 "Recognition of the Effects of Inflation in Financial Information", issued by the Mexican Institute of Public Accountants is mandatory in the preparation of its financial statements. However, the Company decided not to apply these guidelines in the preparation of its financial statements, which were prepared on the basis of original historical values.

     b. Land - Land is stated at acquisition cost plus the revaluation effect determined by the Company.

     c. Income tax - Income tax is recognized in results of the year in which incurred, and is adjusted for the effects of temporary items which are nonrecurring and expected to reverse in a definite period.

4.   STOCKHOLDERS' EQUITY

     a.   Common stock at par value at December 31, 1998 is as follows:

                                          Number of
                                            Shares               Par Value

         Fixed capital                    4,850,000              $4,850,000
                                          =========              ==========


     b. Stockholders' equity, except restated capital paid in and tax retained earnings, will incur dividend tax, payable by the Company, in case of distribution. Due to amendments to the Income Tax Law, effective January 1, 1999, this tax is incurred at the 35% rate, and any dividends paid to individuals or entities resident abroad are subject to 5% withholding tax, which in both cases is calculated in accordance with the procedure established in said law, however, deficit must be firstly redeemed, in accordance with accounting principles generally accepted in Mexico.

5.   FOREIGN CURRENCY BALANCES AND TRANSACTIONS

     Foreign currency transactions are recorded at the exchange rate applicable at the transaction date. Monetary assets and liabilities denominated in foreign currency are valued in Mexican pesos at the exchange rate applicable at the date of the financial statements. Exchange fluctuations are taken into income currently.

     a. At December 31, 1998, balances denominated in foreign currency are as follows:

                                                                Mexican Peso
               Currency                 Balance                 Equivalent

          U.S. dollars
           Liabilities                 16,949,413               $167,736,472
                                       ==========               ============


                                    9 of 11

     b. Exchange rates in effect at the balance sheet date and of the independent auditors' report, respectively, were as follows:


                                         December 31,                 July 16,
                                       1998       1997                  1999

             Bank dollar               $ 9.89     $8.06                $ 9.50

5.   INCOME TAX AND TAX ON ASSETS

     a. For the years, ended december 31, 1998 and 1997 the Company incurred tax loss of $19,238,827 and $4,247,780, which differs from accounting result mainly due to deductible interest and exchange loss.

     b. In conformity with the Tax on Assets Law, the Company is discharged from paying tax on assets, because it is in preoperating period.

     c. At December 31, 1998, the Company has tax loss carryforwards of $217,541,819 (restated values for tax purposes) as a result of the split of Exploraci6n y Minerfa Independiencia, S. A. de C. V. splitting party (from years 1991 to 1997), which consist of the following:

                          Year           Year of
                       Generated       Expiration          Amount

                          1998             2008          $ 20,872,203
                          1997             2007             4,599,071
                          1996             2006            29,504,478
                          1995             2005            64,467,053
                          1994             2004            66,252,595
                          1993             2003            22,477,506
                          1992             2002             8,733,551
                          1991             2001               635,362
                                                        -------------
                                                        $ 217,541,819
                                                        =============

6.   CONTINGENCIES

     Year 2000 (Unaudited)

     The Company is not in the process of updating its computer systems to ensure compliance with the requirements of the year 2000. The process includes all reviews, testing and changes to financial, administrative and operating systems and includes coordination with customers and suppliers to avoid a possible interruption of operations.

                                     ******

                                    10 of 11

                            MINERA CHANATE SA DE CV
                                 BALANCE SHEET
                               DECEMBER 31, 1999
                                  (UNAUDITED)
                               (IN MEXICAN PESOS)


               ASSETS                           LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT ASSETS:                            CURRENT LIABILITIES:
---------------------                      -----------------------------------------
Cash and Investements           11,164     Intercompanies                                161,395,698
Value Added Tax Reeceivable      1,423                                                   -----------

    TOTAL CURRENT ASSETS        12,587                   TOTAL CURRENT LIABILITIES       161,395,698

EQUIPMENT:                                 TOTAL LIABILITIES                             161,395,698
                           160,000,000
                           -----------
    TOTAL EQUIPMENT        160,000,000

OTHER ASSETS:                              STOCKHOLDERS EQUITY:
---------------------                      -----------------------------------------
                                           Fixed Common Stock                              4,850,000
TOTAL ASSETS               160,012,587     Current value surplus                         154,747,980
                                           Deficit from previous year                   -167,331,045
                                           Profit of the year                              6,349,954
                                                                                         -----------
                                                         TOTAL STOCKHOLDERS EQUITY        -1,383,111
                                                                                         -----------
                                              TOTAL LIABILITIES AND STOCKHOLDERS EQUITY  160,012,587
                                                                                         ===========

                                 SCHEDULE 2.2.11

                      Real Property and Mining Concessions

Real Property

Rural property consisting of 466 Has. in Altar, Sonora, purchased on January 27, 1998, by public deed 19,591 granted by Mr. Jose Maria Morera Gonzalez, Notary Public 102 of the Federal District, registered at the Public Registry of Property of Caborca, Sonora, under number 36026, book one, volume 169 of the real estate registry section on May 7, 1998.


Mining Concessions

      Lot                                    Title                       Has.                 Property
      ---                                    -----                       ----                 --------
      San Jose*                              200718                     96.0000               El Chanate
      Las dos Virgen                         184213                    132.2350               El Chanate
      Rono #1                                206408                     82.1902               El Chanate
      Rono #3                                198040                    197.2180               El Chanate
      La Cuchilla                            196945                    172.0000               El Chanate
      Elsa                                   197010                   2035.3996               El Chanate
      Elba*                                  199046                    669.9594               El Chanate
      Elisa                                  197138                     78.4717               El Chanate
      Ema*                                   199050                    331.5057               El Chanate
      Ena*                                   199045                    190.0000               El Chanate
      Eva                                    197007                    416.8961               El Chanate
      Mirsa                                  198242                     20.5510               El Chanate
      Mony                                   196078                   2159.2501               El Chanate
      Olga                                   198249                     60.5866               El Chanate
      Edna*                                  199668                     24.0423               El Chanate
      Sol                                    201148                      5.2093               El Antimonio
      Susy                                   201149                     27.6548               El Antimonio
      Susy I Fraccion 1                      202656                      4.2110               El Antimonio
      Susy I Fraccion 2                      202657                     29.0532               El Antimonio
      Luna*                                  200711                      2.9402               El Antimonio
      Luna I*                                200674                      3.0000               El Antimonio
      Elena                                  201970                    529.2185               El Antimonio
      Elena I                                201954                    589.3471               El Antimonio
      Elena IV                               201957                    371.1251               El Antimonio
      Elena VII Fraccion 1                   201834                       .1302               El Antimonio

      Lot                                    Title                       Has.                 Property
      ---                                    -----                       ----                 --------
      Elena VII Fraccion 2                   201835                      4.0216               El Antimonio
      Elena VIII Fraccion 1                  202650                     27.6331               El Antimonio
      Elena VIII Fraccion 2                  202649                       .0524               El Antimonio
      Bolivia*                               200919                     23.4235               El Antimonio
      Elena VI                               201829                    338.5172               El Antimonio
      Elena II                               201955                    231.8353               El Antimonio
      Elena III                              201956                     52.0000               El Antimonio
      Elena V                                201959                    487.3869               El Antimonio
      Oly II                                 202849                  1,910.5887               El Antimonio
      Oly IV                                 206527                      2.8536               El Antimonio
      Oly III                                206971                     97.1572               El Antimonio
      Oly V                                  206972                  1,876.9151               El Antimonio
      La Union VI                            208080                    132.9714               El Antimonio
      Susy II                                209357                      5.8377               El Antimonio
      Luna IV                             (not issued)                                        El Antimonio
      Elena VII Fraccion 3                (not issued)                                        El Antimonio
      Elena VII Fraccion 4                (not issued)                                        El Antimonio
      Morfeo                                 209146                     64.0000               El Antimonio
      La Union IV                            209015                    229.0251               El Antimonio
      La Union V                             209014                    454.2937               El Antimonio
      Auro*                                  199375                    474.4163               Banco de Oro
      Auro Fraccion I*                       199376                    123.0000               Banco de Oro
      Bonita*                                200665                    252.0000               Banco de Oro
      Bona I                                 200666                    583.1037               Banco de Oro
      Triny*                                 200712                    130.0000               Banco de Oro
      Bonita I*                              200883                    100.0000               Banco de Oro
      Bona III                               201193                    110.4989               Banco de Oro
      Bona                                   201199                    613.9314               Banco de Oro
      Maria                                  201892                     36.0000               Banco de Oro
      Bona II Fraccion 1                     202651                     32.3554               Banco de Oro
      Bona II Fraccion 2                     202652                      5.0000               Banco de Oro
      Bonita II                              202658                    399.5819               Banco de Oro
      Auro III                               206586                      2.2668               Banco de Oro
      Auro I                                 208079                     30.0000               Banco de Oro

      Lot                                    Title                       Has.                 Property
      ---                                    -----                       ----                 --------
      Auro IV                                208078                    100.0000               Banco de Oro
      Luz*                                   202063                     21.0000               La Gloria
      Goya 1*                                208172                 11,600.0000               La Gloria
      Goya 3*                                209083                     50.0000               La Gloria
      Alamo*                                 199517                     32.7710               Sierra del Alamo
      Eclipse                                200972                    514.0000               Sierra del Alamo
      Chante 1 Fraccion 1                    208173                     45.0116               Sierra del Alamo
      Chante 1 Fraccion 2                    208174                     42.2374               Sierra del Alamo
      Sol 1                                  208077                      3.1954               Sierra del Alamo
      La Blanca                              197822                     99.6038               Lista Blanca
      Blanca IV                              201194                    300.0000               Lista Blanca
      Blanca I                               201227                    243.8939               Lista Blanca
      Blanca II                              201228                    263.9452               Lista Blanca
      Blanca III                             201229                    434.0000               Lista Blanca
      Blanca V                               201833                     21.1494               Lista Blanca
      Diana                                  201958                    270.5523               San Felix
      Tauro I                                201960                      4.0461               San Felix
      Tauro                                  202687                      4.2912               San Felix
      Tauro II                            (not issued)                                        San Felix
      Diana 2                                209467                      4.2234               San Felix
      Lobo                                   201952                 12,741.4980               San Felix
      Aries*                                 200668                 12,349.0000               Aries
      Aries I Fraccion 1                     203294                  5,319.6830               Aries
      Aries I Fraccion 2                     203295                    107.5471               Aries
      Aries 4                                206862                     12.0656               Aries
      Aries 2                                206863                  5,504.0000               Aries
      Aries 3                                207076                  4,112.0000               Aries
      Gato I                                 201727                    405.0000               Gato
      Gato                                   201728                    408.8419               Gato
      Gato II                                202459                    394.9492               Gato
      Gato III                               202460                    796.9454               Gato
      Gato IV                                208076                     52.1758               Gato
      San Pedro*  **                         189165                     27.0000               Pilar de Moris
      Fiona**                                210180                   9150.0000               Pilar de Moris

      Lot                                    Title                       Has.                 Property
      ---                                    -----                       ----                 --------
      Fiona Frac 1                        (not issued)                                        Pilar de Moris
      Fiona IV                            (not issued)                                        Pilar de Moris
      Fiona V                             (not issued)                                        Pilar de Moris
      Fiona V Fraccion 1                  (not issued)                                        Pilar de Moris
      El Pino**                              209763                   1996.0913               Pilar de Moris
      Cosmos II**                            208616                     48.4681               Emisa
      Paredones I**                          209147                     91.0000               Emisa
      Cosmos 3**                             209466                    139.0162               Emisa
      Tauro III**                            210277                     39.0000               Emisa
      Triny II**                             208955                     76.7219               Emisa
      Triny III**                            210617                    104.0633               Emisa
      Luna III**                             210616                      9.0003               Emisa
      Rio 15**                               208154                   9928.2338               La Dicha

       *signifies exploitation concession
      **to be assigned to Minera Chanate, S.A. de C.V.



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